UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 21, 2005

Shells Seafood Restaurants, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28258	65-0427966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16313 N. Dale Mabry Hwy, Suite 100, Tampa, FL	33618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 961-0944

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On October 21, 2005, we entered into a termination agreement with Shells of Carrollwood Village, Inc. ("SCVI"), whereby SCVI agreed to terminate (a) the management agreement pursuant to which we agreed to provide management services to SCVI and SCVI was granted the license to use the service marks “Shells” and “Shells Seafood, Shellfish & Whatnot”, in a certain trade area known as the Carrollwood Trade Area and (b) the option agreement pursuant to which we granted SCVI an option to transfer all of its assets to us in exchange for shares of our common stock upon the occurrence of specified events. The termination agreement is scheduled to close on October 31, 2005.  Upon the closing of the termination agreement, as previously announced, the agreement we entered into with Deborah Christen Corporation on August 9, 2005 will become effective. Under our agreement with Deborah Christen Corporation, we have until December 31, 2006 to open a “Shells” restaurant in the limited Carrollwood Trade Area, subject to certain monthly license fees beginning on April 1, 2006. Further, we agreed to pay Deborah Christen Corporation a license fee in the amount of two percent (2%) of the gross receipts of each “Shells” restaurant operated or sublicensed by us within the Carrollwood Trade Area.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELLS SEAFOOD RESTAURANTS, INC.

Date: October 27, 2005	By:	/s/ Leslie J. Christon
	Name:	Leslie J. Christon
	Title:	President and Chief Executive Officer